UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2018

Ecoark Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 NW J Street, Suite I, Bentonville, AR	72712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (479) 259-2977

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 28, 2018, Ecoark Holdings, Inc. (the “Company”) entered into a loan and security agreement (the “Agreement”) with Trend Discovery SPV I, LLC, a Delaware limited liability company (the “Lender”), where the Lender agreed to make one or more loans (each a “Loan”, and collectively the “Loans”) to the Company, and the Company may make a request for a Loan or Loans from the Lender, subject to the terms and conditions as further described therein.

Availability. The Company is required to pay interest biannually on the outstanding principal amount of each Loan calculated at an annual rate of 12%. The loans shall be evidenced by a demand note (the “Demand Note”) executed by the Company. The Company shall be able to request draws from the Lender up to $1,000,000 with a cap of $10,000,000, including the $1,000,000 advanced on December 28, 2018. If principal is prepaid, the Loans may not be re-borrowed and the cap of $10,000,000 shall be reduced.

Maturity.  The Company may make a request for a Loan, or Loans from the Lender, at any one time and from time to time, from the date of the Agreement until the earlier of (i) demand by the Lender or (ii) December 27, 2020 or the earlier termination of the Agreement pursuant to the terms thereof (the “Maturity Date”).

Security. Loans made pursuant to the Agreement are secured by a security interest in the Company’s collateral, held with the Lender and guaranteed by the Company’s subsidiary, Zest Labs, Inc., a Delaware corporation (the “Zest”), pursuant to a Security Agreement, by and between Zest and the Lender, dated December 28, 2018.

Interest Rates.   Commencing upon execution of the Demand Note and until the Maturity Date, interest on any outstanding principal amount of each Loan shall bear interest at a rate per annum equal to 12%.

 Fees. The Company shall pay to the Lender a commitment fee on the principal amount of each Loan requested thereunder in the amount of 3.5% of the amount thereof. The Company shall also pay an arrangement fee of $300,000 to the Lender which shall be payable upon execution of the Agreement, regardless of whether the Company executes a Demand Note. Furthermore, Zest is a plaintiff in a litigation styled as Zest Labs, Inc. vs WalMart, Inc., Case Number 4:18-cv-00500 filed in the United States District Court for the Eastern District of Arkansas (the “Zest Litigation”). The Company agrees that within five (5) days of receipt by Zest or the Company of any settlement proceeds from the Zest Litigation, the Company will pay or cause to be paid over to Lender, by wire transfer, an additional fee in an amount equal to (i) 0.50 multiplied by (ii) the highest aggregate principal balance of the Loans over the life of the Loans through the date of the payment from settlement proceeds; provided, however, that such additional fee shall not exceed the amount of the settlement proceeds.

Covenants. Subject to customary carve-outs, the Agreement contains customary negative covenants and restrictions for agreements of this type on actions by the Company including, without limitation, restrictions on indebtedness, liens, investments, loans, consolidation, mergers, dissolution, asset dispositions outside the ordinary course of business, change in business and restriction on use of proceeds. In addition, the Agreement requires compliance by the Company of covenants including, but not limited to, furnishing the Lender with certain financial reports and protecting and maintaining its intellectual property rights.

Events of Default. The Agreement contains customary events of default, including, without limitation, non-payment of principal or interest, violation of covenants, inaccuracy of representations in any material respect and cross defaults with certain other indebtedness and agreements.

The Agreement contains customary representations and warranties, closing conditions and indemnification provisions.  The foregoing descriptions of the Agreement, Demand Note and Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each respective agreement, copies of which are attached hereto as Exhibit 10.1, 10.2 and 10.3 and are incorporated by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement, dated December 28, 2018
10.2	Demand Note, dated December 28, 2018
10.3	Security Agreement, dated December 28, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOARK HOLDINGS, INC.

Date: January 4, 2019	By:	/s/ Randy May
	Name:	Randy May
	Title:	Chief Executive Officer

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